                                                                   EXHIBIT 10.11
                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "AGREEMENT") is made and entered into as of June 1, 2004 (the "Effective Date"), by and between U.S. Health Services Corporation, a Delaware corporation, (the "COMPANY"), Standard Management Corporation, an Indiana corporation, (the "GUARANTOR"), and Martial R. Knieser, M.D., an individual, (the "EXECUTIVE").

                                    RECITALS

      WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

      WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

      2. DUTIES. Executive shall serve as President, and such other positions as may be mutually agreed upon by Executive and the Board of Directors of the Company (the "Board"). Executive shall perform all reasonable duties assigned by the Chairman and the Board and agrees to be subject to the general supervision, orders, advice and direction of the Chairman and the Board.

      3. EXTENT OF SERVICES. During the term of Executive's employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed. Notwithstanding the above, Executive may serve as a director or trustee of other organizations, may practice medicine, or engage in charitable, civic, and/or governmental activities provided that such service and activities do not prevent Executive from performing the duties required of Executive under this Agreement and further provided that Executive obtains written consent for all such activities from the Company, which consent will not be unreasonably withheld. Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities do not interfere with Executive's performance of duties hereunder and/or the provisions of Executive's written agreements with the Company.

      4. TERM. Subject to the provisions for termination in Section 8 below, the initial term of employment of Executive under this Agreement shall be two (2) years from and after the Effective Date (the "INITIAL TERM"). This Agreement shall automatically renew annually for successive one (1) year periods (the "RENEWAL TERM," and together with the Initial Term, the "EMPLOYMENT TERM"), unless the Company or Executive elects not to renew this Agreement by serving written notice of such intention not to renew on the other party at least ninety
(90) days
prior to the succeeding Effective Date. If such an election is made, this Agreement shall be in full force and effect for the remaining portion of the then-current one (1) year period, subject to the provisions for termination in
Section 8 of this Agreement.

      5. COMPENSATION AND BENEFITS.

            5.1 BASE SALARY. In consideration of the services rendered to the Company hereunder by Executive and Executive's covenants hereunder, the Company shall, during the Employment Term, pay Executive a salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) (the "BASE SALARY"), less statutory deductions and withholdings, payable in accordance with the Company's regular payroll practices. Executive may receive annual salary increases based upon his performance in his executive and management capacity. The amount of such salary increases shall be determined by the Board or the Compensation Committee of the Board (the "COMPENSATION COMMITTEE").

            5.2 BONUS. In addition to base salary, within ninety (90) days after the end of each calendar year of the Company, Executive shall be entitled to receive a bonus equal to one percent (1%) of the Company's earnings, on a consolidated basis, before interest and taxes for such calendar year of the Company; provided, however, that no bonus shall be paid unless the Company earns a profit for the calendar year, and provided further that Executive must be actively employed by the Company on December 31 of the calendar year for which the bonus is to be paid. The bonus shall be calculated from the books and records of the Company and its affiliates, which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. In addition to the bonus described above, Executive may receive additional bonuses based upon his performance in his executive and management capacity. Whether to award such bonus increases and the amounts thereof shall be determined solely by the Board or the Compensation Committee.

            5.3 BENEFITS PACKAGE. During the Employment Term, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company, from time to time for its executive, management or supervisory personnel generally, at such time as Executive shall have fulfilled the eligibility requirements for participation therein.

            5.4 VACATION. Executive shall be entitled to four (4) weeks' paid vacation each year of the Employment Term.

            5.5 EXPENSES. The Company shall, upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company's reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with his employment hereunder.

            5.6 LIFE INSURANCE. During the Employment Term, the Company shall at its expense maintain a term life insurance policy or policies on the life of Executive in the face amount of Five Hundred Thousand Dollars ($500,000). Four Hundred Thousand Dollars ($400,000) of the policy or policies is payable to the Company and One Hundred Thousand Dollars ($100,000) of the policy or policies is payable to such beneficiaries as Executive may designate. Following termination or expiration of this Agreement for any reason, for a period of sixty (60) days following the later of (i) termination or expiration of this Agreement and (ii) the date upon which the Company is no longer required to maintain such insurance for the benefit of Executive, Executive shall have the option to purchase from the Company the policy of insurance (other than group insurance) on the life of Executive. The purchase price of such policy shall be equal to the applicable portion of any prepaid premium thereon.

      6. STOCK OPTION. Subject to approval by the Board, Executive shall receive an option to purchase a total of 100,000 shares (the "OPTION SHARES") of the Guarantor's common stock (the "OPTION"). The Option shall vest over two (2) years in accordance with the following vesting schedule, and at the closing market price on the Effective Date: 33% on the Effective Date, 33% after Executive's completion of one (1) year of service and the remaining 33% upon Executive's completion of two (2) years of service.

            6.1 In the event of Executive's Involuntary Termination (as defined below) following a Change in Control (as defined below), the Option shall automatically accelerate so that the total number of vested Option Shares for which the Option shall be exercisable after taking such acceleration into account, shall be equal to the number of Option Shares in which Executive would have vested under the normal vesting/exercise schedule in effect for the Option had Executive completed service with the Company through the Severance Period (as defined below).

                        (i) An INVOLUNTARY TERMINATION shall mean the
            termination of Executive's employment by reason of:

                        1. Executive is terminated by the Company for reasons
            other than for Cause; or

                        2. Executive's voluntary resignation following (a) a
            change in Executive's position with the Company (or Parent or Subsidiary employing Executive) that materially reduces Executive's level of responsibility, or (b) a reduction in Executive's level of compensation (including base salary, bonus and fringe benefits), provided and only if such change or reduction is effected by the Company without Executive's consent, and

                        (ii) A CHANGE IN CONTROL shall be deemed to occur in the
            event of a change in ownership or control of the Guarantor effected through any of the following transactions:

                        1. the acquisition, directly or indirectly, by any
            person or related group of persons (other than the Guarantor or a person that directly or indirectly controls, or is controlled by, or is under common control with, the Guarantor) of beneficial ownership (within the meaning of Rule 13d-3 of the

            Securities Exchange Act of 1934, as amended) of securities possessing more than fifteen percent (15%) of the total combined voting power of the Guarantor's outstanding securities pursuant to a tender or exchange offer made directly to the Guarantor's stockholders; or

                        2. the sale, transfer or other disposition of all or
            substantially all of the Guarantor's assets; or

                        3. a change in the composition of the Board of Directors
            of the Guarantor over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or

                        4. the consummation of a merger or consolidation of the
            Guarantor with or into another entity or any other corporate reorganization, if more than fifteen percent (15%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Guarantor immediately prior to such merger, consolidation or other reorganization.

                                    A transaction shall not constitute a Change
                        in Control if its sole purpose is to change the state of the Guarantor's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Guarantor's securities immediately before such transaction.

            6.2 The Option is to remain exercisable for three (3) months following the Involuntary Termination of Executive's employment.

      7. TERMINATION. Executive's employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the "TERMINATION DATE"):

            7.1 DEATH OR DISABILITY. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than ninety (90) days, due to a mental or physical illness or incapacity ("DISABILITY") (termination pursuant to this Section 7.1 being referred to herein as termination for "DEATH OR DISABILITY"); or

            7.2 VOLUNTARY TERMINATION. Ninety (90) days following Executive's written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the ninety (90) days' notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 7.2 being referred to herein as "VOLUNTARY" termination); or

            7.3 TERMINATION FOR CAUSE. Immediately following notice of termination for "CAUSE" (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 7.3 being referred to herein as termination for "CAUSE"). As used herein, "Cause" means (i) termination based on Executive's conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony);
      (ii) Executive's substance abuse that in any manner interferes with the performance of his duties; (iii) Executive's failure or refusal to perform his duties at all or in an acceptable manner, or to follow the lawful and proper directives of the Chairman, the Board or Executive's supervisor(s) that is not corrected within thirty (30) days after written notice from the Company to the Executive identifying such failure or refusal; (iv) Executive's breach of this Agreement; (v) misconduct by Executive that has or could discredit or damage the Company; (vi) Executive's indictment for a felony violation of the federal securities laws; or (vii) Executive's chronic absence from work for reasons other than illness.

            7.4 TERMINATION WITHOUT CAUSE. Notwithstanding any other provisions contained herein, including, but not limited to Section 4 above, the Company may terminate Executive's employment thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive's position as a representative and agent of the Company) (termination pursuant to this Section 7.4 being referred to herein as termination "WITHOUT CAUSE").

            7.5 OTHER REMEDIES. Termination pursuant to Section 7.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

      8.    SEVERANCE AND TERMINATION.

            8.1 VOLUNTARY TERMINATION, TERMINATION FOR CAUSE, TERMINATION FOR DEATH OR DISABILITY. In the case of a termination of Executive's employment hereunder for Death or Disability in accordance with Section
      7.1 above, or Executive's Voluntary termination of employment hereunder in accordance with Section 7.2 above, or a termination of Executive's employment hereunder for Cause in accordance with Section 7.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company's policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 5.5 hereof incurred by Executive as of the Termination Date, and (ii) the Company's obligations under this Agreement shall immediately cease.

            8.2 TERMINATION WITHOUT CAUSE. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive's employment hereunder Without Cause in accordance with Section 7.4 above, the Company shall pay Executive twelve (12) months' salary (hereinafter the "SEVERANCE PAYMENT"), payable in installments in accordance with the Company's normal payroll practices and subject to the tax withholding specified in Section
      5.1 above. The Company shall also provide Executive with health benefits equal to and under the same terms as such benefits were provided to Executive immediately prior to the Termination Date, or pay the same level of premiums for such benefits required of Executive under COBRA, 29 U.S.C.
      Section 1161, et seq. (hereinafter "BENEFIT CONTINUATION"), throughout any period in which Executive receives the Severance Payment under this Section or until Executive receives comparable benefits from any other source, whichever occurs first. Nothing contained herein shall interfere with Executive's right to purchase continuation coverage under COBRA. In the event of Executive's Involuntary Termination following a Change in Control under Section 6.1 of this Agreement, Executive shall be entitled to the Severance Payment and Benefit Continuation set forth in this paragraph, a lump-sum payment equal to two hundred ninety-nine percent (299%) of Executive's then-current base salary as set out in Section 5.1, and the accelerated vesting described in Section 6.1.

            The Company's obligation to pay and Executive's right to receive the Severance Payment and Benefit Continuation shall cease in the event of Executive's breach of his obligations under Section 9 of this Agreement, as reasonably determined in the sole discretion of the Company.

            8.3 SEVERANCE CONDITIONED ON RELEASE OF CLAIMS. The Company's obligation to provide Executive with the Severance Payment and Benefit Continuation set forth in Section 8.2 is contingent upon Executive's execution of a satisfactory release of all claims in favor of the Company.

      9.    CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETITION.

            9.1 CONFIDENTIALITY. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's assigned duties and for the benefit of the Company, either during the period of the Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company or any of its subsidiaries, affiliated companies or businesses. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or
      (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Furthermore, Executive shall deliver promptly to the Company upon termination of his employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, software, models, designs, and other documents and computer records (and all copies thereof) relating to the business of the Company or any of its affiliates or subsidiaries, and all property associated therewith, which he may then possess or have under his control. This Agreement supplements and does not supersede Executive's obligations under statute or the common law to protect the Company's or any of its affiliates' or subsidiaries' trade secrets and confidential information.

            9.2 NONSOLICITATION. During the Executive's employment with the Company and for the two (2) year period thereafter, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

            9.3 NONCOMPETITION. The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive's employment hereunder and for the two (2) year period thereafter (regardless of the reason for the separation), the Executive agrees that the Executive will not:

                        (i) directly or indirectly, own, manage, operate,
            control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent at any time during the 12-month period ending with the date of termination, within the geographical area in which Executive has been performing services on behalf of the Company or for which he has been assigned responsibility at anytime within the twelve (12) months preceding his separation. This Section 9.3(i) shall not prevent the Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code.

                        (ii) within the geographical area in which Executive has
            been performing services on behalf of the Company or for which he has been assigned responsibility at anytime within the twelve (12) months preceding his separation, directly or indirectly in any competitive capacity, work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in research, development, production, sale or distribution of a product or service that competes with or is substantially similar to any product or service in research, development or design, or produced, sold or distributed by the Company or any of its subsidiaries or affiliates.

                        (iii) directly or indirectly market, sell or otherwise
            provide any products or services that are competitive with or substantially similar to any product or service in research, development or design, or produced, sold or distributed by the Company, or any of its subsidiaries or affiliates, to any customer of the Company with whom Executive has had contact (either directly or indirectly) or over which he has had responsibility at any time during the twelve (12) months preceding his separation.

            9.4 EQUITABLE RELIEF, OTHER REMEDIES, AND JURISDICTION. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. With respect to any suit, action, or other proceeding for equitable relief under Section 9 of this Agreement, the Company and Executive hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the

      Southern District of Indiana (and any Indiana State Court within Marion County, Indiana).

            9.5 REFORMATION. If it is determined by a court of competent jurisdiction (or the arbitrators pursuant to Section 13.6) that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

            9.6 SURVIVAL OF PROVISIONS. The obligations contained in this
      Section 9 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

      10. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive's knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

      11.   CHANGE IN CONTROL BENEFIT LIMIT.

            11.1 BENEFIT LIMIT. The aggregate Present Value (measured as of the Change in Control) of the benefits to which Executive becomes entitled under this Agreement either at the time of the Change in Control or at the time of his subsequent termination of employment (namely, the Severance Payment and Benefit Continuation in Section 8.2 and Option Parachute Payment attributable to his accelerated options) will in all events be limited to the amount (the "BENEFIT LIMIT") that yields Executive the greatest after-tax amount payable to him under this Agreement after taking into account the excise tax (if any) imposed under Code Section 4999 ) on the payments and benefits that are provided Executive under this Agreement or that constitute Other Parachute Payments.

            11.2 DEFINITIONS For purposes of applying Code Sections 280(G) and 4999 and the Treasury Regulations thereunder to determine the Benefit Limit in effect under this Section 11.2, the following definitions shall be in effect:

            CODE means the Internal Revenue Code of 1986, as amended from time to time.

            OPTION PARACHUTE PAYMENT means, with respect to any of Executive's options accelerated pursuant to this Agreement, the portion of that option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an

            Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of Executive's obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute Payment attributable to any accelerated option (or accelerated installment) exceed the spread (the excess of the fair market value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

            OTHER PARACHUTE PAYMENT means any payment in the nature of compensation (other than the benefits to which Executive becomes entitled under this Agreement) which are made to him in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

            PARACHUTE PAYMENT means any payment or benefit provided Executive under this Agreement (other than the Option Parachute Payment) which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

            PRESENT VALUE means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which Executive becomes entitled in connection with the Change in Control or the subsequent termination of his employment, including (without limitation) the Option Parachute Payment attributable to the accelerated vesting of his options and any additional benefits to which Executive becomes entitled under this Agreement. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

            11.3 RESOLUTION PROCEDURE. In the event there is any disagreement between Executive and the Company as to whether one or more payments to which Executive becomes entitled in connection with either the Change in Control or his subsequent termination of employment constitute Parachute Payments, Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

                        (i) In the event temporary, proposed or final Treasury
            Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                        (ii) In the event Treasury Regulations (or applicable
            judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the Company's independent auditors ("INDEPENDENT AUDITORS"). The resolution reached by the Independent Auditors will be final and controlling. All expenses incurred in connection with the retention of the Independent Auditors to resolve the dispute shall be shared equally by Executive and the Company.

                        (iii) In the event Treasury Regulations (or applicable
            judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by Executive and the Company.

            11.4 STATUS OF BENEFITS.

                        (i) No Severance Payment or Benefit Continuation will be
            made to Executive under this Agreement and none of his options shall vest and become exercisable on an accelerated basis hereunder, until the Present Value of the Option Parachute Payment attributable to the accelerated vesting of such options has been determined and the status of any payments in dispute under Section 11.3 has been resolved in accordance therewith. The post-termination exercise period for any options which cannot be exercised by reason of the foregoing limitation shall automatically be stayed and shall not be deemed to run during any period the option remains so unexercisable.

                        (ii) Once the requisite determinations under Section
            11.3 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (1) the Option Parachute Payment attributable to the accelerated options (or installments thereof) plus (2) the Parachute Payment attributable to the Executive's Severance Payment and Benefit Continuation under this Agreement would, when added to the Present Value of all of the Executive's Other Parachute Payments, exceed the Benefit Limit, the Executive's Severance Payment will first be reduced, then the Benefit Continuation shall be reduced, and lastly then the number of option shares subject to accelerated vesting shall be reduced (based on their Option Parachute Value) to the extent necessary to assure the Benefit Limit is not exceeded.

      12. GUARANTEE OF STANDARD MANAGEMENT CORPORATION. The Guarantor unconditionally guarantees the financial obligations of the Company payable to Executive as provided in Sections 5, 6 and 8 in this Agreement.

      13. MISCELLANEOUS.

            13.1 NOTICES. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

            If to the Executive, to:

                  Martial R. Knieser, M.D.

                  9654 Halsey Drive

                  Indianapolis, Indiana 46256

            If to the Company, to:

                  U.S. Health Services Corporation

                  10689 N. Pennsylvania

                  Indianapolis, Indiana 46280

                  Attn: Ronald D. Hunter, Chairman

            If to the Guarantor, to:

                  Standard Management Corporation

                  10689 N. Pennsylvania

                  Indianapolis, Indiana 46280

                  Attn: Ronald D. Hunter, Chairman

      All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 13.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 13.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 13.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

            13.2 AUTHORIZATION TO BE EMPLOYED. This Agreement, and Executive's employment hereunder, is subject to Executive providing the Company with legally required proof of Executive's authorization to be employed in the United States of America.

            13.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect thereto.

            13.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

            13.5 AMENDMENT. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

            13.6 ARBITRATION OF DISPUTES; INJUNCTIVE RELIEF. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, other than injunctive relief under Section 9.4, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana, by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            13.7 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation or arbitration arising from or relating to this Agreement, the prevailing party in such litigation or arbitration proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's reasonable costs and attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

            13.8 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company's successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

            13.9 NO ASSIGNMENT; BINDING EFFECT. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.

            13.10 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            13.11 SEVERABILITY. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

            13.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts executed and performed in such state without giving effect to conflicts of laws principles.

            13.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

                            "EXECUTIVE"

                            /s/ MARTIAL R. KNIESER, M.D.
                            ----------------------------------------------
                            Executive's Signature

                            10689 N. Pennsylvania St.
                            ----------------------------------------------
                            Address

                            Indianapolis, IN 46280
                            ----------------------------------------------
                            Address

                            "COMPANY"

                            U.S. HEALTH SERVICES CORPORATION

                            By: /s/ Ronald D. Hunter
                                ------------------------------------------

                            Name: Ronald D. Hunter
                                  ----------------------------------------

                            Title: Chairman and CEO
                                   ---------------------------------------

                            "GUARANTOR"

                            STANDARD MANAGEMENT CORPORATION

                            By: /s/ Ronald D. Hunter
                                ------------------------------------------

                            Name: Ronald D. Hunter
                                  ----------------------------------------

                            Title: Chairman and CEO
                                   ---------------------------------------

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]